Exhibit 99.1

Financial Press Release

Willis Towers Watson Prices Offering of $1,000,000,000 of Senior Notes

ARLINGTON, Va. and LONDON, Sept. 03, 2019 (GLOBE NEWSWIRE) — Willis Towers Watson Public Limited Company (NASDAQ: WLTW) (“Willis Towers Watson”), today announced pricing of a registered offering (the “Offering”) by Willis North America Inc. (“Willis North America”), an indirect wholly-owned subsidiary of Willis Towers Watson, of Willis North America’s $450,000,000 aggregate principal amount of 2.950% senior unsecured notes due 2029 and $550,000,000 aggregate principal amount of 3.875% senior unsecured notes due 2049 (collectively, the “notes”). Payment of principal and interest on the notes will be fully and unconditionally guaranteed by Willis Towers Watson, and certain direct and indirect subsidiary entities of Willis Towers Watson. Willis Towers Watson expects the Offering to close on September 10, 2019, subject to customary closing conditions.

Willis North America intends to use the net proceeds of the Offering to (i) prepay approximately $634 million principal amount under its term loan facility and related accrued interest, (ii) repay approximately $354 million principal amount under its revolving credit facility and related accrued interest and (iii) for general corporate purposes. The joint book-running managers for the Offering are BofA Securities, Inc., Barclays Capital Inc., Citigroup Global Markets Inc., J.P. Morgan Securities LLC and PNC Capital Markets LLC. The senior co-managers for the Offering are HSBC Bank plc, MUFG Securities Americas Inc., SunTrust Robinson Humphrey, Inc. and Wells Fargo Securities, LLC. The co-managers for the Offering are BMO Capital Markets Corp., BNP Paribas Securities Corp., M&T Securities, Inc., Santander Investment Securities Inc., Standard Chartered Bank and TD Securities (USA) LLC.

The Offering was made pursuant to an effective shelf registration statement on file with the Securities and Exchange Commission. The Offering may be made only by means of a prospectus supplement and accompanying prospectus. Interested parties may obtain copies of the prospectus and prospectus supplement by calling BofA Securities, Inc. toll-free at 1-800-294-1322, Barclays Capital Inc. toll-free at 1-888-603-5847, Citigroup Global Markets Inc. toll-free at 1-800-831-9146; J.P. Morgan Securities LLC collect at 1-212-834-4533 or PNC Capital Markets LLC toll-free at 1-855-881-0697. This press release does not constitute an offer to sell or purchase, or a solicitation of an offer to sell or purchase, any securities. No offer, solicitation, purchase or sale will be made in any jurisdiction in which such an offer, solicitation or sale would be unlawful.

About Willis Towers Watson

Willis Towers Watson (NASDAQ: WLTW) is a leading global advisory, broking and solutions company that helps clients around the world turn risk into a path for growth. With roots dating to 1828, Willis Towers Watson has more than 45,000 employees serving more than 140 countries. We design and deliver solutions that manage risk, optimize benefits, cultivate talent and expand the power of capital to protect and strengthen institutions and individuals. Our unique perspective allows us to see the critical intersections between talent, assets and ideas — the dynamic formula that drives business performance. Together, we unlock potential.

CONTACT

INVESTORS

Rich Keefe | + 215 246 3961 | Rich.Keefe@willistowerswatson.com